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                                                                    EXHIBIT 10.4

                                                                   Raghu Kilambi
                                                         Chief Financial Officer
                                                     Direct Line: (403) 509-5090
                                                 E-Mail: rkilambi@futurelink.net


VIA FACSIMILE: (416) 367-8055

December 6, 1999

Thomson Kernaghan & Co. Limited
365 Bay Street
Toronto, Ontario  M5H 2V2

Attention: Mark Valentine
           Executive Vice-President

Dear Sir:

           RE: CONFIRMATION OF AND CONVERSION OF EXISTING SECURITIES ISSUED TO
               THOMSON KERNAGHAN ("TK")

Further to recent discussions between ourselves and other senior officers of FutureLink Corp. ("FutureLink" or the "Company") in which our earlier verbal agreement, as modified, was confirmed regarding the conversion of all of TK's existing securities to FutureLink common stock, subject to certain terms, this letter summarizes such agreement for your formal acknowledgement and acceptance.

As you know, our Company's chief goal in these negotiations has been to clean up our capital structure to focus on creating shareholder value, while TK wishes to be in a satisfactory position for its financing and other efforts on behalf of the Company and on behalf of its investors.

As per our discussions, this letter will review TK's current position in FutureLink securities and the agreement to convert these securities to common stock, subject to certain escrow and leak-out restrictions.

TK's Current Position

With regard to TK's current position in FutureLink securities, under the Debenture Acquisition Agreement, as amended, TK funded a total of $6 million for which it received convertible debentures ($2,000,000 of which, plus accrued interest, having been converted to 1,572,009 shares of common stock (post split) prior to the end of January, 1999) plus 208,333 (post-split) warrants originally exercisable at $4.80 per share. Our Registration Statement accepted January 6, 1999 registered 1,923,077 shares (post-split) underlying the convertible debenture and 200,000 shares (post-split) underlying the warrants. Under the February 26, 1999 amendment letter which increased the facility to $6 million, TK and FutureLink agreed to issue additional shares in escrow and to issue TK additional warrants which have not yet been issued by FutureLink. The warrant pricing formula was tied to a proposed TK-led financing which did not go forward, the Company opting instead to proceed with an offering led by Commonwealth Associates. As April 14, 1999 was the date the Company's next financing proceeded (which is the date it became absolutely certain that FutureLink would not proceed with a TK-led private placement), it should


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Thomson Kernaghan
December 6, 1999
Page 2


be the date used to set the number of warrants and exercise price. The 20 day average closing price to and including April 14th was $1.5445 per share and 125% of this average price is $1.93 per share. The $250,000 warrant coverage using these figures becomes warrants to acquire 129,534 shares of common stock (on a post-split basis), which FutureLink remains obligated to issue.

On April 26, 1999, TK and FutureLink entered into a further letter agreement to modify the number of warrants granted to TK and lower their exercise price to $1.25 per share (post-split). The pricing of outstanding warrants was reduced and additional warrants were issuable such that TK investors would hold a total of 1,200,000 warrants exercisable at $1.25 per share (post-split). The outstanding TK debentures, which had been convertible on a floating conversion price formula, were altered to provide for a fixed conversion rate of $1.00 per share for principal (again, post-split). Certain TK debentures were not altered, but instead paid out. The agreement provided that the Company prepay $1.47 million of outstanding TK debentures through payment of the principal in full together with a 28% premium (a total of $1,881,600), with such TK debenture holders thereby obligated to accept common stock for accrued interest based on the "market price formula" contained in the TK debentures. This prepayment was effected to the satisfaction of TK.

Following the payout of the $1.47 million on the debentures, FutureLink carried on its books $2,500,000 of outstanding TK debentures and 1,200,000 (post split) warrants. It is apparent that these figures did not account for an additional $30,000 of funding from TK for which a debenture was to be issued (and will be issued with a May 1, 1999 effective date), nor that the warrants issuable as per the February, 1999 agreement had not been issued. As such, prior to conversions or exercises of debentures and warrants received by the Company following April 26, 1999, the position of TK and its investors should be $2,530,000 of debentures convertible to common stock at $1.00 per share and warrants to acquire 1,200,000 shares of common stock at an exercise price of $1.25 per share and 129,534 shares of common stock at an exercise price of $1.93 per share (all figures post reverse split).

Recent Conversions or Exercises of TK Securities

On April 27, 1999, TK provided FutureLink with Notices of Conversion for a total of $370,000 of principal plus accrued interest for 351,068 post split shares of registered common stock released from escrow on October 26, 1999 and 22,980 restricted shares of common stock. On July 19, 1999 TK provided FutureLink with Notice of Exercise of a warrant for 52,083 shares of common stock and provided payment of $65,103.75 for same. On September 4, 1999, TK provided FutureLink with Notices of Conversion for a total of $630,000 of principal plus accrued interest for 647,005 post split shares of common stock which were issued October 26, 1999 without restrictions in accordance with Rule 144. On November 19, 1999, TK provided FutureLink with Notice of Exercise of a Warrant for 156,250 shares of common stock (post-split) and provided payment of $195,312.50 for same.

With these conversions and based on the above review, TK currently holds $1,530,000 of debentures (convertible to common stock at $1.00 per share) plus warrants to acquire 1,121,201 shares of common stock.


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Thomson Kernaghan
December 6, 1999
Page 3


Future Conversion of TK Securities

As per the verbal agreement reached on October 21, 1999, TK has agreed to convert all of its outstanding securities to FutureLink common stock and FutureLink has agreed to allow this early conversion on favourable terms as consideration for the conversion and to clear up all outstanding matters between TK and FutureLink.


Under the agreement, FutureLink will allow TK to convert the outstanding debentures at the reduced conversion price of $0.85 per share rather than the current $1.00 per share, such conversion to be made effective October 21, 1999. As such, the principal amount of these debentures will convert into 1,800,000 shares of FutureLink common stock. Interest on these debentures will be calculated to and including October 21, 1999, to which will be added interest on recently converted debentures whose conversions were delayed (the April 27, 1999 and September 4, 1999 conversions, whereby the principal portion converted will collect interest to October 21, 1999). This interest shall be paid in common stock issued at the "market price" based on the average of the closing bid and ask prices for the common stock over the five trading day period ending October 21st, which is $11.86 per share.

As our juniors have discussed, the number of warrants exercised recently by TK result in the issuance of 208,333 shares of common stock, exceeding the 200,000 registered shares underlying such warrants. As such, we will permit the revision of the notices of exercise such that 50,000 warrants are exercised (instead of 52,083) and 150,000 warrants are exercised (instead of 156,250), with the now unexercised portion to remain outstanding until converted in accordance with this agreement. FutureLink shall refund $2,603.75 and $7,812.50, respectively, to TK with regard to these reduced conversions.

It is FutureLink's understanding that some confusion arose during the exercise of the 52,083 warrants and that two share certificates each in the amount of 52,083 shares are in TK's possession. Please return both of these certificates to our Transfer Agent who shall issue a certificate for 50,000 shares to replace same.

With regard to the 1,129,534 (as adjusted) outstanding TK warrants, FutureLink will allow a "cashless" exercise of these warrants on the basis of a set formula. Using a fixed share price of $15.00 per share (the closing bid price for the common stock on October 21, 1999), FutureLink will allow TK to exercise its outstanding warrants on a cashless basis (and only on a cashless basis) at the reduced exercise price of $0.50 per share. Under this formula, TK will receive 96.67 shares of common stock for each 100 warrants held with no further cash consideration to be paid. As such, the 1,129,534 outstanding warrants will convert to 1,091,921 shares of common stock.

As well as the above conversions and exercises of securities, FutureLink shall issue a further 125,000 shares of common stock to TK as consideration for the lock-up and leak out provisions governing TK's common stock and for TK's acknowledgment that any and all liabilities owed to TK or its investors under the terms of outstanding agreements with, or securities issued by, FutureLink have been satisfied in full.

All together, under this agreement, TK receives 1.8 million shares for the remaining debentures, 1,091,921 shares on cashless exercise of the remaining warrants plus the 125,000 additional consideration shares, for a total of 3,016,921 shares (before interest shares), with FutureLink obligated to repay $10,416.25 to TK regarding the adjusted exercise of warrants for registered stock.


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Thomson Kernaghan
December 6, 1999
Page 4


Lock-Up, Leak Out and Escrow Provisions

In consideration of the favourable early conversion terms under which TK receives additional shares of FutureLink common stock than available under standard conversion terms associated with TK's securities, and in consideration of the additional 125,000 shares of common stock being issued to TK in accordance with this agreement, TK has agreed to lock-up the shares of common stock received hereunder, subject to certain lock-up and leak out provisions.

Under the agreement, the 3,016,921 shares of common stock issued upon early conversion and early exercises of TK's remaining debentures and warrants shall be locked-up, to be released in alternating amounts on the 1st day of each of the twelve months following October 21, 1999, commencing November 1, 1999 (the first day of the month following our original verbal agreement) or the date of execution of this agreement by TK, whichever is later, and ending October 1, 2000. FutureLink shall issue 12 share certificates (such certificates legended to reflect to their registration status and the restrictions imposed by this agreement), six of 333,333 shares each, five of 175,000 shares each and one for the balance of the stock issuable hereunder to simplify this process. These shares shall be issued in escrow to John Mann Esq., Attorney at Law, of Houston, Texas, as escrow agent, and released in accordance with the above terms which shall be embodied in a new escrow agreement, also to be dated effective October 21, 1999.

The shares shall be released from escrow as to the following schedules:

         November 1, 1999 (or later)              333,333
         December 1, 1999                         175,000
         January 1, 2000                          333,333
         February 1, 2000                         175,000
         March 1, 2000                            333,333
         April 1, 2000                            175,000
         May 1, 2000                              333,333
         June 1, 2000                             175,000
         July 1, 2000                             333,333
         August 1, 2000                           175,000
         September 1, 2000                        333,333
         October 1, 2000                          Balance Remaining
                                                -------------------
         Total                                  3,016,921 plus interest shares
                                                =========

Should FutureLink be acquired by another entity, such that FutureLink is not the surviving, publicly traded corporation, these lock-up provisions shall terminate thirty days following such acquisition.

Satisfaction of Claims; Retraction of Statements

TK hereby agrees that the agreement evidenced by this letter involves the satisfaction of any and all liabilities of and claims against FutureLink and TK shall execute the release in favour of FutureLink in the form attached as Exhibit "A" hereto. Without limiting the generality of the foregoing, TK shall release FutureLink from any liability to TK for any additional consideration which may be owed by FutureLink to TK for consulting services or under any prior agreement among TK and FutureLink, for commissions, interest, penalties or otherwise. All prior contracts involving TK and FutureLink are hereby null and void and of no further force and effect.


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Thomson Kernaghan
December 6, 1999
Page 5


TK further formally retracts all prior statements, both verbal and in writing, alleging liabilities owed to TK and/or its investors by FutureLink.

Registration Rights

The registration rights set forth below shall apply to all common stock issued to TK in accordance with the October 21, 1999 agreement evidenced by this letter, superceding all prior registration rights granted to TK by FutureLink with regard to FutureLink securities issued to TK.

All FutureLink common stock held by TK following the early conversions of debentures and exercise of warrants contemplated by this agreement shall be entitled to registration for resale under the Securities Act of 1933 at FutureLink's expense. Should FutureLink fail to effect such registration prior to April 30, 2000, TK shall, effective May 1, 2000, have the right to demand registration of such common stock for resale and FutureLink shall thereafter be obligated to use its reasonable best efforts to thereafter effect registration of common stock as soon as possible.

It is anticipated by the parties that the 1,800,000 shares of FutureLink common stock to be issued on conversion of TK's remaining convertible debentures in accordance with this agreement shall be entitled to resale in accordance with Rule 144 promulgated under the Securities Act, and that FutureLink is entitled to limit the registration for resale of TK common stock to the common stock issued on exercise of warrants and as consideration for lock-up, if FutureLink is requested to so limit the TK shares to be registered by an underwriter advising FutureLink with regard to a possible future offering of its securities.

Summary

o TK convertible debentures ($1,530,000) to convert to 1,800,000 shares of common stock;

o TK warrants, net of recent cash exercises, will be converted on a cashless basis such that 96.67 shares of common stock will be issued for each 100 warrants held;

o FutureLink shall issue TK an additional 125,000 shares of common stock as consideration for TK's agreement to lock-up and release any and all claims against FutureLink;

o All common stock issued to TK in accordance with early conversion, early exercise and as additional consideration shall be locked up and held in third party escrow, to be released as to 333,333 shares and 175,000 shares in each alternating month during the twelve months of November, 1999 through October, 2000 and the balance of the common stock released in October, 2000 (on the 1st day of such months);

o All common stock issued to TK hereunder to be registered on or before April 30, 2000 (subject to Rule 144 releases, etc.) and TK shall have the right to demand registration following May 1, 2000.


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Thomson Kernaghan
December 6, 1999
Page 6


Acknowledgment of Agreement

We trust that the above accurately reflects the agreement verbally reached between TK and FutureLink on October 21, 1999, as amended, and by executing the "Acknowledgment" area below, TK hereby confirms the terms of said agreement as set forth in this letter. As advised, this agreement remains subject to final approval by the Executive Committee of FutureLink's Board of Directors.

Please feel free to contact me at either my direct line given above or on my cell at (403) 617-7798 should you have any additional comments regarding these matters. Please also feel free to contact Kyle Scott, FutureLink's General Counsel, at his direct line of (403) 509-5015 or on his cell at (403) 620-7352.

Yours truly,

FUTURELINK CORP.


Raghu Kilambi
Executive Vice-President & CFO


                                 ACKNOWLEDGMENT


Thomson Kernaghan & Co. Limited ("TK") hereby acknowledges that the above terms accurately reflect the agreement reached on October 21, 1999 with FutureLink Corp., as amended, and agrees to early conversion of its debentures and warrants subject to the terms outlined above, agrees to execute the Release attached as Schedule "A" hereto, and acknowledges that this agreement supercedes all prior agreements and understandings between TK and FutureLink.

TK further formally retracts all prior statements, both verbal and in writing, alleging liabilities owed to TK and/or its investors by FutureLink and, without limiting the generality of the foregoing, formally retracts (i) the letters of October 6, 1999 alleging liabilities and (ii) the letter of November 19, 1999 addressed to Mr. Kyle Scott of FutureLink purporting to repudiate the October 21, 1999 agreement as well as all other statements made therein.


Dated: November  , 1999                        Per:
                                                   -----------------------------
                                               Name:
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                                               Position:
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